 Exhibit 99.1

Urigen Restructures Debt as Preferred Stock

Press Release Source: Urigen Pharmaceuticals, Inc. On Monday April 26, 2010, 9:25 am EDT

SAN FRANCISCO--(BUSINESS WIRE)--Urigen Pharmaceuticals, Inc. (OTCBB: URGP - News), a specialty pharmaceutical company focused on the development of treatments for urological disorders and pain, announced today that the secured debt held by Platinum-Montaur Life Sciences, LLC has been converted into a newly created Series C Preferred Stock of the Company. As a result of the conversion, the lien on the Company’s assets, including its intellectual property will be extinguished.

"This is an important event for Urigen and represents a vote of confidence by our key institutional investor," said Urigen's CEO, William J. Garner, MD.

Michael M. Goldberg, MD, Portfolio Manager, Platinum-Montaur Life Sciences, LLC, and a Director of Urigen, said, "With the filing for the URG101 FDA meeting, I believe that Urigen is making considerable progress and this is a step that we have taken to enhance the profile of the company to attract additional investment."

About Urigen Pharmaceuticals, Inc.

Urigen Pharmaceuticals, Inc. is a specialty pharmaceutical company dedicated to the development and commercialization of therapeutic products for urological disorders. Urigen's two lead programs target significant unmet medical needs and major market opportunities in urology. Urigen's URG101, a proprietary combination of approved drugs that is instilled into the bladder, targets painful bladder syndrome, which affects approximately 10.5 million men and women in North America. Urigen's URG301, a proprietary dosage form of an approved drug that is locally delivered to control urinary urgency, targets acute urgency in females diagnosed with an overactive bladder, another major unmet need that is insufficiently managed by presently available overactive bladder drugs. For further information, please visit Urigen's website at http://www.urigen.com.

Forward-Looking Statement

This press release may contain forward-looking statements. These statements may be identified by the use of forward-looking terminology such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "potential," "predict," "should," or "will," or the negative thereof or other variations thereon or comparable terminology. Urigen has based these forward-looking statements on current expectations, assumptions, estimates and projections. While Urigen believes that these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond its control. Given these risks and uncertainties, investors and security holders are cautioned not to place undue reliance on such forward-looking statements. Urigen does not undertake any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments.

Contact:

Urigen Pharmaceuticals, Inc.
William J. Garner, MD, 415-781-0350
Chief Executive Officer